The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated August 1, 2023

August , 2023	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Microsoft Corporation, the Common Stock of NVIDIA Corporation, the Class A Common Stock of Alphabet Inc., the Capital Stock of International Business Machines Corporation and the Class A Common Stock of Cognizant Technology Solutions Corporation due August 9, 2028

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek an interest payment at the Higher Interest Rate, which we refer to as the Higher Interest Payment, with respect to each Review Date for which the closing price of one share of each of the Reference Stocks is greater than or equal to 90.00% of its Initial Value, which we refer to as an Interest Barrier.
•	The notes are also designed for investors who seek an interest payment at the Lower Interest Rate with respect to each Review Date for which the closing price of one share of any of the Reference Stocks is less than its Interest Barrier.
•	The notes will be automatically called if the closing price of one share of each Reference Stock on any Review Date (other than the first through eleventh and final Review Dates) is greater than or equal to its Initial Value.
•	The earliest date on which an automatic call may be initiated is August 5, 2024.
•	Investors should be willing to accept the risk that no Higher Interest Payment may be made with respect to some or all Review Dates, while seeking full repayment of principal at maturity.
•	Investors should also be willing to forgo dividend payments, in exchange for Interest Payments.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Reference Stocks. Payments on the notes are linked to the performance of each of the Reference Stocks individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes are expected to price on or about August 4, 2023 and are expected to settle on or about August 9, 2023.
•	CUSIP: 48133YTY0

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $37.50 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $952.50 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $930.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 3-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Reference Stocks: As specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Interest Payments: If the notes have not been automatically called, you will receive on each Interest Payment Date for each $1,000 principal amount note an Interest Payment equal to (i) the Higher Interest Payment if the closing price of one share of each Reference Stock on any Review Date is greater than or equal to its Interest Barrier or (ii) the Lower Interest Payment if the closing price of one share of any Reference Stock on any Review Date is less than its Interest Barrier.

Higher Interest Payment: At least $4.1667 (equivalent to a Higher Interest Rate of at least 5.00% per annum, payable at a rate of at least 0.41667% per month) (to be provided in the pricing supplement).

Lower Interest Payment: $2.50 (equivalent to a Lower Interest Rate of 3.00% per annum, payable at a rate of 0.25% per month)

Higher Interest Rate: At least 5.00% per annum, payable at a rate of at least 0.41667% per month (to be provided in the pricing supplement)

Lower Interest Rate: 3.00% per annum, payable at a rate of 0.25% per month

Interest Barrier: With respect to each Reference Stock, 90.00% of its Initial Value, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Pricing Date: On or about August 4, 2023

Original Issue Date (Settlement Date): On or about August 9, 2023

Review Dates*: September 5, 2023, October 4, 2023, November 6, 2023, December 4, 2023, January 4, 2024, February 5, 2024, March 4, 2024, April 4, 2024, May 6, 2024, June 4, 2024, July 5, 2024, August 5, 2024, September 4, 2024, October 4, 2024, November 4, 2024, December 4, 2024, January 6, 2025, February 4, 2025, March 4, 2025, April 4, 2025, May 5, 2025, June 4, 2025, July 7, 2025, August 4, 2025, September 4, 2025, October 6, 2025, November 4, 2025, December 4, 2025, January 5, 2026, February 4, 2026, March 4, 2026, April 6, 2026, May 4, 2026, June 4, 2026, July 6, 2026, August 4, 2026, September 4, 2026, October 5, 2026, November 4, 2026, December 4, 2026, January 4, 2027, February 4, 2027, March 4, 2027, April 5, 2027, May 4, 2027, June 4, 2027, July 6, 2027, August 4, 2027, September 7, 2027, October 4, 2027, November 4, 2027, December 6, 2027, January 4, 2028, February 4, 2028, March 6, 2028, April 4, 2028, May 4, 2028, June 5, 2028, July 5, 2028 and August 4, 2028 (final Review Date)

Interest Payment Dates*: September 8, 2023, October 10, 2023, November 9, 2023, December 7, 2023, January 9, 2024, February 8, 2024, March 7, 2024, April 9, 2024, May 9, 2024, June 7, 2024, July 10, 2024, August 8, 2024, September 9, 2024, October 9, 2024, November 7, 2024, December 9, 2024, January 9, 2025, February 7, 2025, March 7, 2025, April 9, 2025, May 8, 2025, June 9, 2025, July 10, 2025, August 7, 2025, September 9, 2025, October 9, 2025, November 7, 2025, December 9, 2025, January 8, 2026, February 9, 2026, March 9, 2026, April 9, 2026, May 7, 2026, June 9, 2026, July 9, 2026, August 7, 2026, September 10, 2026, October 8, 2026, November 9, 2026, December 9, 2026, January 7, 2027, February 9, 2027, March 9, 2027, April 8, 2027, May 7, 2027, June 9, 2027, July 9, 2027, August 9, 2027, September 10, 2027, October 7, 2027, November 9, 2027, December 9, 2027, January 7, 2028, February 9, 2028, March 9, 2028, April 7, 2028, May 9, 2028, June 8, 2028, July 10, 2028 and the Maturity Date

Maturity Date*: August 9, 2028

Call Settlement Date*: If the notes are automatically called on any Review Date (other than the first through eleventh and final Review Dates), the first Interest Payment Date immediately following that Review Date

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call:

If the closing price of one share of each Reference Stock on any Review Date (other than the first through eleventh and final Review Dates) is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Higher Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

Payment at Maturity:

If the notes have not been automatically called, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Interest Payment applicable to the final Review Date.

You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Least Performing Reference Stock: The Reference Stock with the Least Performing Stock Return

Least Performing Stock Return: The lowest of the Stock Returns of the Reference Stocks

Stock Return:

With respect to each Reference Stock,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the Pricing Date, as specified under “Key Terms Relating to the Reference Stocks” in this pricing supplement

Final Value: With respect to each Reference Stock, the closing price of one share of that Reference Stock on the final Review Date

Stock Adjustment Factor: With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set equal to 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.

PS-1 | Structured Investments

Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Microsoft Corporation., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Alphabet Inc., the Capital Stock of International Business Machines Corporation and the Class A Common Stock of Cognizant Technology Solutions Corporation

Key Terms Relating to the Reference Stocks

Reference Stock	Bloomberg Ticker Symbol	Initial Value	Interest Barrier
Common stock of Microsoft Corporation, par value $0.00000625 per share	MSFT	$	$
Common stock of NVIDIA Corporation, par value $0.001 per share	NVDA	$	$
Class A common stock of Alphabet Inc., par value $0.001 per share	GOOGL	$	$
Capital stock of International Business Machines Corporation, par value $0.20 per share	IBM	$	$
Class A common stock of Cognizant Technology Solutions Corporation, par value $0.01 per share	CTSH	$	$

How the Notes Work

Payments in Connection with the First through Eleventh Review Dates

PS-2 | Structured Investments

Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Microsoft Corporation., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Alphabet Inc., the Capital Stock of International Business Machines Corporation and the Class A Common Stock of Cognizant Technology Solutions Corporation

Payments in Connection with Review Dates (Other than the First through Eleventh and Final Review Dates)

Payment at Maturity If the Notes Have Not Been Automatically Called

PS-3 | Structured Investments

Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Microsoft Corporation., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Alphabet Inc., the Capital Stock of International Business Machines Corporation and the Class A Common Stock of Cognizant Technology Solutions Corporation

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to five hypothetical Reference Stocks, assuming a range of performances for the hypothetical Least Performing Reference Stock on the Review Dates. Each hypothetical payment set forth below assumes that the closing price of one share of each Reference Stock that is not the Least Performing Reference Stock on each Review Date is greater than or equal to its Initial Value (and therefore its Interest Barrier).

In addition, the hypothetical payments set forth below assume the following:

•	an Initial Value for the Least Performing Reference Stock of $100.00;
•	an Interest Barrier for the Least Performing Reference Stock of $90.00 (equal to 90.00% of its hypothetical Initial Value);
•	a Higher Interest Rate of 5.00% per annum (payable at a rate of 0.41667% per month); and
•	a Lower Interest Rate of 3.00% per annum (payable at a rate of 0.25% per month).

The hypothetical Initial Value of the Least Performing Reference Stock of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value of any Reference Stock. The actual Initial Value of each Reference Stock will be the closing price of one share of that Reference Stock on the Pricing Date and will be provided in the pricing supplement. For historical data regarding the actual closing prices of one share of each Reference Stock, please see the historical information set forth under “The Reference Stocks” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1 — Notes are automatically called on the twelfth Review Date.

Date	Closing Price of One Share of Least Performing Reference Stock	Payment (per $1,000 principal amount note)
First Review Date	$105.00	$4.1667
Second Review Date	$110.00	$4.1667
Third Review Date	$70.00	$2.50
Fourth through Eleventh Review Dates	Less than Interest Barrier	$2.50
Twelfth Review Date	$110.00	$1,004.1667
	Total Payment	$1,035.00 (3.50% return)

Because the closing price of one share of each Reference Stock on each of the first and second Review Dates is greater than or equal to its Interest Barrier, an Interest Payment equal to the Higher Interest Payment of $4.1667 per $1,000 principal amount note is payable on the applicable Interest Payment Date.

Because the closing price of one share of at least one Reference Stock on each of the third through eleventh Review Dates is less than its Interest Barrier, an Interest Payment equal to the Lower Interest Payment of $2.50 per $1,000 principal amount note is payable on the applicable Interest Payment Date.

Because the closing price of one share of each Reference Stock on the twelfth Review Date is greater than or equal to its Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, of $1,004.1667 (or $1,000 plus the Higher Interest Payment applicable to the twelfth Review Date), payable on the applicable Call Settlement Date. The notes are not automatically callable before the twelfth Review Date, even though the closing price of one share of each Reference Stock on each of the first and second Review Dates is greater than its Initial Value.

When added to the Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,035.00. No further payments will be made on the notes.

PS-4 | Structured Investments

Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Microsoft Corporation., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Alphabet Inc., the Capital Stock of International Business Machines Corporation and the Class A Common Stock of Cognizant Technology Solutions Corporation

Example 2 — Notes have NOT been automatically called and the Final Value of the Least Performing Reference Stock is greater than or equal to its Interest Barrier.

Date	Closing Price of One Share of Least Performing Reference Stock	Payment (per $1,000 principal amount note)
First Review Date	$95.00	$4.1667
Second Review Date	$90.00	$4.1667
Third Review Date	$50.00	$2.50
Fourth through Fifty-Ninth Review Dates	Less than Interest Barrier	$2.50
Final Review Date	$95.00	$1,004.1667
	Total Payment	$1,155.00 (15.50% return)

Because the closing price of one share of each Reference Stock on each of the first and second Review Dates is greater than or equal to its Interest Barrier, an Interest Payment equal to the Higher Interest Payment of $4.1667 per $1,000 principal amount note is payable on the applicable Interest Payment Date.

Because the closing price of one share of at least one Reference Stock on each of the third through fifty-ninth Review Dates is less than its Interest Barrier, an Interest Payment equal to the Lower Interest Payment of $2.50 per $1,000 principal amount note is payable on the applicable Interest Payment Date.

Because the notes have not been automatically called and the Final Value of the Least Performing Reference Stock is greater than or equal to its Interest Barrier, the payment at maturity, for each $1,000 principal amount note, will be $1,004.1667 (or $1,000 plus the Higher Interest Payment applicable to the final Review Date). When added to the Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,155.00.

Example 3 — Notes have NOT been automatically called and the Final Value of the Least Performing Reference Stock is less than its Interest Barrier.

Date	Closing Price of One Share of Least Performing Reference Stock	Payment (per $1,000 principal amount note)
First Review Date	$40.00	$2.50
Second Review Date	$45.00	$2.50
Third through Fifty-Ninth Review Dates	Less than Interest Barrier	$2.50
Final Review Date	$50.00	$1,002.50
	Total Payment	$1,150.00 (15.00% return)

Because the closing price of one share of any Reference Stock on each of the first through fifty-ninth Review Dates is less than its Interest Barrier, an Interest Payment equal to the Lower Interest Payment of $2.50 per $1,000 principal amount note is payable on the applicable Interest Payment Date.

Because the notes have not been automatically called and the Final Value of the Least Performing Reference Stock is less than its Interest Barrier, the payment at maturity, for each $1,000 principal amount note, will be $1,002.50 (or $1,000 plus the Lower Interest Payment applicable to the final Review Date). When added to the Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,150.00.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-5 | Structured Investments

Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Microsoft Corporation., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Alphabet Inc., the Capital Stock of International Business Machines Corporation and the Class A Common Stock of Cognizant Technology Solutions Corporation

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	THE NOTES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS THE APPLICABLE INTEREST PAYMENT AT MATURITY —

If the notes have not been automatically called, you will receive only the principal amount of your notes plus the applicable Interest Payment at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

•	YOU MAY RECEIVE ONLY THE LOWER INTEREST PAYMENT WITH RESPECT TO EACH REVIEW DATE OVER THE TERM OF THE NOTES —

If the notes have not been automatically called, you will receive the Higher Interest Payment with respect to a Review Date only if the closing price of one share of each Reference Stock on that Review Date is greater than or equal to its Interest Barrier. However, if the notes have not been automatically called and the closing price of one share of any Reference Stock on a Review Date is less than its Interest Barrier, you will receive only the Lower Interest Payment with respect to that Review Date. Accordingly, if the notes have not been automatically called and the closing price of one share of any Reference Stock on each Review Date is less than its Interest Barrier, you will receive only the Lower Interest Payments over the term of the notes.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF THE INTEREST PAYMENTS PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation of any Reference Stock, which may be significant. You will not participate in any appreciation of any Reference Stock.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF ONE SHARE OF EACH REFERENCE STOCK —

Payments on the notes are not linked to a basket composed of the Reference Stocks and are contingent upon the performance of each individual Reference Stock. Poor performance by any of the Reference Stocks over the term of the notes may result in the notes not being automatically called on a Review Date, may negatively affect whether you will receive a Higher Interest Payment on any Interest Payment Date and will not be offset or mitigated by positive performance by any other Reference Stock.

•	WHETHER THE HIGHER INTEREST PAYMENT OR THE LOWER INTEREST PAYMENT WILL BE PAYABLE AND WHETHER THE NOTES WILL BE AUTOMATICALLY CALLED WILL BE DETERMINED BY THE LEAST PERFORMING REFERENCE STOCK.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year and you will not receive any Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of

PS-6 | Structured Investments

Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Microsoft Corporation., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Alphabet Inc., the Capital Stock of International Business Machines Corporation and the Class A Common Stock of Cognizant Technology Solutions Corporation

risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	YOU WILL NOT RECEIVE DIVIDENDS ON ANY REFERENCE STOCK OR HAVE ANY RIGHTS WITH RESPECT TO ANY REFERENCE STOCK.
•	THE RISK OF THE CLOSING PRICE OF ONE SHARE OF A REFERENCE STOCK FALLING BELOW ITS INTEREST BARRIER IS GREATER IF THE PRICE OF ONE SHARE OF THAT REFERENCE STOCK IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT —

You should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Higher Interest Rate.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.

PS-7 | Structured Investments

Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Microsoft Corporation., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Alphabet Inc., the Capital Stock of International Business Machines Corporation and the Class A Common Stock of Cognizant Technology Solutions Corporation

See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Reference Stocks. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Reference Stocks

•	NO AFFILIATION WITH ANY REFERENCE STOCK ISSUER —

We have not independently verified any of the information about any Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into each Reference Stock and its issuer. We are not responsible for any Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	THE ANTI-DILUTION PROTECTION FOR EACH REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY —

The calculation agent will not make an adjustment in response to all events that could affect a Reference Stock. The calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

PS-8 | Structured Investments

Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Microsoft Corporation., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Alphabet Inc., the Capital Stock of International Business Machines Corporation and the Class A Common Stock of Cognizant Technology Solutions Corporation

The Reference Stocks

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources, without independent verification. Each Reference Stock is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the exchange provided in the table below, which we refer to as the relevant exchange for purposes of that Reference Stock in the accompanying product supplement. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided in the table below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. We obtained the closing prices below from the Bloomberg Professional® service (“Bloomberg”) without independent verification.

Reference Stock	Bloomberg Ticker Symbol	Relevant Exchange	SEC File Number	Closing Price on July 26, 2023
Common stock of Microsoft Corporation, par value $0.00000625 per share	MSFT	The Nasdaq Stock Market	001-37845	$337.77
Common stock of NVIDIA Corporation, par value $0.001 per share	NVDA	The Nasdaq Stock Market	000-23985	$454.52
Class A common stock of Alphabet Inc., par value $0.001 per share	GOOGL	The Nasdaq Stock Market	001-37580	$129.27
Capital stock of International Business Machines Corporation, par value $0.20 per share	IBM	New York Stock Exchange	001-02360	$141.07
Class A common stock of Cognizant Technology Solutions Corporation, par value $0.01 per share	CTSH	The Nasdaq Stock Market	0-24429	$67.765

According to publicly available filings of the relevant Reference Stock issuer with the SEC:

•	Microsoft Corporation is a technology company that develops and supports software, services, devices and solutions.
•	NVIDIA Corporation invented the graphics processing unit (GPU) and has leveraged its GPU architecture to create platforms for scientific computing, artificial intelligence, data science, autonomous vehicles, robotics and augmented and virtual reality.
•	Alphabet Inc. is a collection of businesses, the largest of which is Google Inc., which (i) offers products and platforms through which it generates revenues primarily by delivering both performance advertising and brand advertising and (ii) provides cloud services to businesses.
•	International Business Machines Corporation offers a hybrid cloud platform and artificial intelligence technology and services capabilities to clients.
•	Cognizant Technology Solutions Corporation is a professional services company that offers digital services and solutions, consulting, application development, systems integration, quality engineering and assurance, application maintenance, infrastructure and security as well as business process services and automation.

Historical Information

The following graphs set forth the historical performance of each Reference Stock based on the weekly historical closing prices of one share of that Reference Stock from January 5, 2018 through July 21, 2023.  The closing prices above and below may have been adjusted by Bloomberg for corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

The historical closing prices of one share of each Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of any Reference Stock on the Pricing Date or any Review Date.  There can be no assurance that the performance of the Reference Stocks will result in the payment of any interest.

PS-9 | Structured Investments

Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Microsoft Corporation., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Alphabet Inc., the Capital Stock of International Business Machines Corporation and the Class A Common Stock of Cognizant Technology Solutions Corporation

PS-10 | Structured Investments

Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Microsoft Corporation., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Alphabet Inc., the Capital Stock of International Business Machines Corporation and the Class A Common Stock of Cognizant Technology Solutions Corporation

Material U.S. Federal Income Tax Consequences

Prospective investors should note that the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement 3-I does not apply to the notes issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of owning and disposing of the notes, and constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP.  It applies to you only if you are an initial investor who purchases a note at its issue price for cash and holds it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences, the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code, the potential application of the provision of the Code known as the Medicare contribution tax and the different consequences that may apply if you are an investor subject to special treatment under the U.S. federal income tax laws, such as:

•    a financial institution;

•    a “regulated investment company” as defined in Code Section 851;

PS-11 | Structured Investments

Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Microsoft Corporation., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Alphabet Inc., the Capital Stock of International Business Machines Corporation and the Class A Common Stock of Cognizant Technology Solutions Corporation

•    a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

•    a dealer in securities;

•    a person holding a note as part of a “straddle,” conversion transaction or integrated transaction, or who has entered into a

“constructive sale” with respect to a note;

•    a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•    a trader in securities who elects to apply a mark-to-market method of tax accounting; or

•    a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and your activities.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which, subsequent to the date hereof, may affect the tax consequences described herein, possibly with retroactive effect.  As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general discussion.  Moreover, the effects of any applicable state, local or non-U.S. tax laws are not discussed.  You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Notes

Based on current market conditions, you and we agree to treat the notes as “variable rate debt instruments” that provide for a single objective rate for U.S. federal income tax purposes.  An objective rate is a variable rate based on objective financial or economic information.

However, the IRS or a court may not respect the treatment of the notes as variable rate debt instruments, in which case the notes will be treated as “contingent payment debt instruments.” If the notes were treated as contingent payment debt instruments, (i)  a  U.S.  Holder would be required to recognize interest income based on our “comparable yield” for a similar non-contingent debt instrument and a “projected payment schedule” in respect of the notes, adjusted each year to take account for the difference between the actual and the projected payments in that year, and (ii) gain with respect to a note would be treated as ordinary income.

Tax Consequences to U.S. Holders

You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•    a citizen or individual resident of the United States;

•    a corporation created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•    an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Assuming that our treatment of the notes as variable rate debt instruments is respected, interest will be taxable to you as ordinary interest income at the time it is accrued or received, in accordance with your method of tax accounting.  Upon a sale, exchange or retirement of the notes, you generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts attributable to accrued interest, which will be taxed as described in the preceding section) and your tax basis in the notes that are sold, exchanged or retired.  Your tax basis in the notes will equal the amount you paid to acquire them.  This gain or loss generally will be long-term capital gain or loss if, at the time of the sale, exchange or retirement, you held the notes for more than one year, and short-term capital gain or loss otherwise.  Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to taxation at reduced rates.  The deductibility of capital losses is subject to certain limitations.

Tax Consequences to Non-U.S. Holders

You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a note that is:

•    a nonresident alien individual;

•    a foreign corporation; or

•    a foreign estate or trust.

PS-12 | Structured Investments

Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Microsoft Corporation., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Alphabet Inc., the Capital Stock of International Business Machines Corporation and the Class A Common Stock of Cognizant Technology Solutions Corporation

You are not a “non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition of a note.  In this case, you should consult your tax adviser regarding the U.S.  federal income tax consequences of the sale or exchange of a note (including redemption at maturity).

Subject to the discussions of “FATCA” and “Section 871(m)” below, income and gain from a note generally will be exempt from U.S. federal income tax (including withholding tax) if these amounts are not effectively connected with your conduct of a U.S. trade or business and you provide a properly completed applicable Internal Revenue Service (“IRS”) Form W-8 appropriate to your circumstances.

If you are engaged in a U.S. trade or business, and if income or gain from a note is effectively connected with your conduct of that trade or business (and, if an applicable income tax treaty so requires, is attributable to a permanent establishment in the United States), although exempt from the withholding tax discussed above, you generally will be taxed in the same manner as a U.S. Holder with respect to that income.  You will not be subject to withholding in this case if you provide a properly completed IRS Form W-8ECI.  If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of owning and disposing of notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Federal Estate Tax

If you are an individual non-U.S. Holder, your notes will not be treated as U.S.-situs property subject to U.S. federal estate tax, provided that your income from the notes is not then effectively connected with your conduct of a U.S. trade or business.

Backup Withholding and Information Reporting

Interest accrued or paid on your notes and the proceeds received from a sale or exchange of your notes (including acceleration or redemption at maturity) will generally be subject to information reporting unless you are an “exempt recipient.”  You may also be subject to backup withholding on payments in respect of your notes unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules.  If you are a non-U.S. Holder, you will not be subject to backup withholding if you provide a properly completed IRS Form W-8 appropriate to your circumstances.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability provided the required information is furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA,” and regulations promulgated thereunder, generally impose a 30% withholding tax on payments to certain non-U.S. entities (including financial intermediaries) with respect to debt instruments such as the notes, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This regime applies to payments of interest or other “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes paid with respect to a note, and to payments of gross proceeds of a taxable disposition, including early redemption or repurchase, acceleration or redemption at maturity. However, under regulations proposed in 2018 (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) no withholding will apply to payments of gross proceeds (other than any amount treated as FDAP Income). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Section 871(m)

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The Issuer will not pay any additional amounts with respect to any withholding tax.

PS-13 | Structured Investments

Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Microsoft Corporation., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Alphabet Inc., the Capital Stock of International Business Machines Corporation and the Class A Common Stock of Cognizant Technology Solutions Corporation

YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices

PS-14 | Structured Investments

Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Microsoft Corporation., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Alphabet Inc., the Capital Stock of International Business Machines Corporation and the Class A Common Stock of Cognizant Technology Solutions Corporation

of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Reference Stocks” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-15 | Structured Investments

Auto Callable Yield Notes Linked to the Least Performing of the Common Stock of Microsoft Corporation., the Common Stock of NVIDIA Corporation, the Class A Common Stock of Alphabet Inc., the Capital Stock of International Business Machines Corporation and the Class A Common Stock of Cognizant Technology Solutions Corporation